Gulf Resources Announces Asset Purchase Agreement with
                           Shouguang City Houxing Area

Expected to initially add approximately 3,900 metric tons of incremental annual bromine production bringing the Company's total annual production output to
                                   26,700 tons

LOS ANGELES and SHENZHEN, China, October 31, 2007 /Xinhua-PRNewswire/ -- Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR - News) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today it signed a definitive agreement to acquire substantially all of the assets of Shouguang City Houxing Area, a bromine producer located in close proximity to SCHC for approximately $6.7 million in total consideration.

The assets include a 50-year mineral rights and land lease covering 2,310 acres through Dctober, 2054, which has been paid in the full. The property has 210,000 to 270,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property. The Company executed an asset purchase agreement with Mr. Xingji Liu, the sole owner on October 26, 2007.

The facility is currently operating at 67 percent of capacity utilization and produces approximately 3,900 metric tons of bromine annually through 432 wells, which equates to $7.2 million in revenues and $1.9 million in net income at current market prices. Gulf Resources anticipates making $3.1 million in total capital expenditures, which will take approximately three months to complete from the time of commencement, and is expected to increase capacity utilization to 85 percent while increasing overall bromine production output to 4,900 metric tons annually. In addition, the Company estimates the property will yield approximately 30,000 metric tons of annual crude salt production, equating to $0.39 million in incremental revenue.

"The acquisition of Shouguang City Houxing Area is further evidence of our ability to execute and complete asset purchases at very attractive valuations," stated Ming Yang, CEO, Gulf Resources, Inc. With the latest two purchases, the Company is on track to produce approximately 26,700 metric tons of bromine during the coming twelve moths, a 40 percent increase from previous levels, with further room for improvements once upgrades are completed. Additionally, the Company now controls approximately 1.7 million metric tons of proven reserves, a significant asset that will enable us to produce profitable operating results well into the future."

The asset purchase is subject to various conditions, including applicable regulatory approvals. Further details on the terms of this transaction can be found in the Company's 8-K which will be filed with the Securities and Exchange Commission.

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Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: the ability of Gulf to complete the asset purchase of Shouguang City Houxing Area, the general economic and business conditions in the PRC, product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and crude salt, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Relations Contact:
Ethan Chuang (714) 858-1147
Ethan@gulfresourcesco.com

Matthew Hayden
HC International, Inc.
(858) 704-5065
Matt.hayden@hcinternatioal.net

Source: Gulf Resources, Inc.